Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE dated as of July 17, 2009 (the “Second Supplemental Indenture”), by and between FairPoint Communications, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), to the Indenture, dated as of March 31, 2008 (the “Original Indenture”), by and between Northern New England Spinco Inc., a Delaware corporation (“Spinco”), and the Trustee, as amended by the Supplemental Indenture, dated as of March 31, 2008, by and between the Company and the Trustee (the “Supplemental Indenture”, and together with the Original Indenture, the “Indenture”).  Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

WITNESSETH:

WHEREAS, Spinco has heretofore executed and delivered to the Trustee the Original Indenture providing for the issuance of 13 1/8% Senior Notes due 2018 (the “Notes”);

WHEREAS, Spinco merged with and into the Company with the Company continuing as the surviving corporation;

WHEREAS, the Company was not a party to the Original Indenture, and therefore executed and delivered to the Trustee the Supplemental Indenture whereby the Company agreed to join in the Original Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, the Notes) (the “Requisite Consents”), amend or supplement the Indenture or the Notes;

WHEREAS, the Company has initiated an exchange offer with respect to the outstanding Notes (the “Exchange Offer”) upon the terms and subject to the conditions set forth in the Exchange Offer Memorandum and Consent Solicitation Statement, dated June 24, 2009, as the same may be amended, supplemented or modified (the “Offering Memorandum”);

WHEREAS, the Exchange Offer is conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture and the Notes set forth herein having been approved by the Company obtaining the Requisite Consents, with the effectiveness of such Proposed Amendments with respect to the Indenture and the Notes being subject to the acceptance by the Company for exchange the Notes tendered in the Exchange Offer and, as applicable, the payment of the Consideration for Tenders (as defined in the Offering Memorandum) and the Early Consent Payment (as defined in the Offering Memorandum) by the Company, in each case, in accordance with the terms and subject to the conditions contained in the Offering Memorandum (the “Acceptance”);

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture and the Notes;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Second Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture, the eighth amended and restated certificate of incorporation of the Company and the amended restated by-laws of the Company to make this Second Supplemental Indenture a valid and binding agreement of the Company for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

Article I.

Amendments to the Indenture and the Notes

1.1           Amendment of Section 3.08.  Section 3.08 of the Indenture is hereby deleted in its entirety and Section 3.08 is replaced with the following: “[intentionally omitted]”.

1.2           Amendment of Section 4.03.  Sections 4.03 (b) and (c) of the Indenture are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.3           Amendment of Section 4.04.  Sections 4.04 (b) and (c) of the Indenture are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.4           Amendment of Sections 4.05 through 4.14.  Sections 4.05 through 4.14 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.5           Amendment of Sections 4.16 through 4.19.  Sections 4.16 through 4.19 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.6           Amendment of Section 5.01.  Section 5.01 of the Indenture is hereby deleted in its entirety and Section 5.01 is replaced with the following: “[intentionally omitted]”.

1.7           Amendment of Section 6.01.  Sections 6.01(iii)-(ix) of the Indenture are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

1.8           Amendment of Section 10.04.  Section 10.04 of the Indenture is hereby deleted in its entirety and Section 10.04 is replaced with the following: “[intentionally omitted]”.

1.9           Amendment of Defined Terms.  All terms defined in Sections 1.01 and 1.02 of the Indenture and contained in the Articles, Sections and Clauses of the Indenture deleted by this Article I of this Second Supplemental Indenture, but not otherwise used elsewhere in the Indenture, are hereby deleted in their entirety.

1.10         Amendment of Section References.  All references in the Indenture to the Articles, Sections and Clauses of the Indenture deleted pursuant to this Article I of this Second Supplemental Indenture are hereby deleted in their entirety.

1.11         Amendment to Global Notes.  The Global Notes (as defined in the Indenture) are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Article I of this Second Supplemental Indenture.

Article II.

Effectiveness

2.1           Effectiveness of this Second Supplemental Indenture.  This Second Supplemental Indenture is entered into pursuant to and consistent with Section 9.02 of the Indenture, and nothing herein shall constitute a waiver, amendment, modification or deletion of any provision of the Indenture or the Notes requiring the approval of each Holder affected thereby pursuant to Section 9.02 of the Indenture.  Upon the execution of this Second Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the provisions of the Indenture and the Notes referred to in Article I above (such provisions being referred to as the “Amended Provisions”) will remain in effect in the form they existed prior to the execution of this

Second Supplemental Indenture, and the waivers, amendments, modifications and deletions to the Amended Provisions will not become operative, and the terms of the Indenture and the Notes will not be waived, amended, modified or deleted, in each case, until the Acceptance.

Article III.

Miscellaneous

3.1           Continuing Effect of the Indenture.  Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall remain in full force and effect.

3.2           Reference and Effect on the Indenture.  Following the Acceptance, each reference in the Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Second Supplemental Indenture, unless the context otherwise requires.

3.3           Trust Indenture Act Controls.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939 (the “TIA”) or another provision that would be required or deemed under such Act to be part of and govern this Second Supplemental Indenture if this Second Supplemental Indenture were subject thereto, the latter provision shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or excluded, as the case may be.

3.4           Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE GUARANTEES, IF ANY. Any legal suit, action or proceeding arising out of or based upon the Second Supplemental Indenture, the Indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

3.5           Separability.  In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.6           Counterpart Originals.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

3.7           Headings.  The headings of the Articles and Sections of this Second Supplemental Indenture, which have been inserted for convenience of reference only, are not intended to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Thomas Griffin
Name: Thomas Griffin
Title: Treasurer

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President